Exhibit 10.4

EXCLUSIVE PLATFORM LICENSE AND SERVICES AGREEMENT

This EXCLUSIVE PLATFORM LICENSE AND SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2022 (the “Effective Date”), between Exworth Management LLC, a Delaware Limited Liability Company with an address of 51 JFK PKWY SUITE 135, Short Hills, NJ 07078 (the “Licensor”), and Exworth Union Inc, a Delaware Corporation with an address of 51 JFK PKWY SUITE 135, Short Hills, NJ 07078 (the “Licensee” and together, with the Licensor, the “Parties” and each a “Party”).

Recitals

WHEREAS, Licensor has previously made available to Licensee a platform (herein the “Platform”) on which Licensee has conducted a crypto currency loan business;

WHEREAS, Licensor desires to confirm that it previously granted to Licensee the right to use the Platform and that Licensee may continue to use the Platform on the terms and conditions hereof, and Licensee desires to obtain from Licensor, the license to continue to access and use the Platform, all on the terms and conditions set out below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

Agreement

1. Definitions. The following terms have the meanings ascribed below:

1.1. “Agreement” means this Agreement and any exhibit, schedule, addendum, or amendment hereto. In the event of a conflict between this Agreement and any exhibit, schedule, or addendum, the body of this Agreement shall control, unless expressly stated to the contrary in such additional document and executed by the Party against whom enforcement is sought.

1.2. “Deliverables “ means all tangible and intangible property, or work product, reports, data, information, algorithms and any other software that are produced, provided or to be provided by Licensor in performance of its obligations to Licensee under this Agreement, including object code, binary code, and Source Code, whether explicitly required by Licensee or reasonably inferable from the nature of such obligations.

1.3. “Documentation” means any written, printed, or otherwise recorded or stored material that relates to the Platform, including technical specifications, training and support materials, and other instructions.

1.4. “Improvement” means any invention, modification, addition, derivative work, enhancement, revision, translation, abridgment or expansion of the Platform, and any idea, conception, concept, enhancement, discovery, design, improvement, creation, and reduction incorporated into the Platform.

1.5. “Intellectual Property” or “Intellectual Property Rights” means any and all copyrights, trademarks, Patent Rights, whether registered or unregistered and trade secrets, whether under common, statutory, or federal law, and further including, without limitation, all proprietary, moral, and database rights associated with the technology, inventions, know-how, show-how, designs, formulae, processes, techniques, ideas, artwork, software, works of authorship, and any suggestions, enhancement requests, feedback, recommendations or other similar information relating to the Platform and any document or other materials embodying any of the foregoing, whether or not any of the same are patentable or copyrightable, and any and all related Documentation.

1.6. “Licensee Customer” means a Person that enters into an agreement with Licensee regarding Licensee’s provision of services.

1.7. “Licensee Data” means any data or information that Licensee, or Licensee Customers, submits to Licensor via the Platform or otherwise in connection with this Agreement.

1.8. “Licensee Improvements” means Improvements to the Platform conceived, crafted, acquired, developed, or made by or on behalf (by a Representative) of Licensee after the Effective Date, including all Intellectual Property Rights of Licensee therein or thereto.

1.9. “Licensor Improvements” means Improvements and updates to the Platform that meet both of the following two conditions, the Improvements and updates to the Platform are: (i) conceived, crafted, acquired, developed, or made by or on behalf (by a Representative) of Licensor after the Effective Date and (ii) are expressly made available to Licensee by Licensor in connection with Licensee’s use of the Platform as permitted herein. The term Licensor Improvements include all associated Intellectual Property Rights of Licensor.

1.10. “Licensor Intellectual Property” means all Intellectual Property owned by Licensor related to the Platform, including all rights with respect to the Source Code, Object Code, Documentation and other Deliverables related to the Platform.

1.11. “Losses” means any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, deficiencies, fee (including reasonable attorneys’, accountants’ and other advisors’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that in no case will “Losses” include punitive, consequential, indirect, diminution in value, special or any similar damages (other than in respect of such amounts paid to a third-party).

1.12. “Patent Rights” means rights under and to patents, patent applications, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models, and the like of such patents and patent applications, and foreign counterparts and equivalents thereof.

1.13. “Person” means any individual, corporation, company, foundation, association, labor organization, firm, partnership, society, joint stock company, group of organizations, or State or local government.

1.14. “Platform” means, the Platform which has been used by Licensee in connection with the processing of loans secured by crypto currencies and other forms of collateral prior to the date hereof as the same may be expanded after the date hereof to include other functionalities. For the avoidance of doubt, as referred to herein, the Platform includes (i) a software application made available by Licensor designed to facilitate the conduct of an ongoing online loan business via a website and related mobile applications; (ii) additional software to facilitate the offering of an online catalog of products related to loans, digital and other currencies to be offered via the webpage and mobile application; (iii) additional software to provide functionalities to support the ordering of products from the store front; (iv) additional software to integrate the functionalities of virtual wallets defined against fiat and/or virtual currencies; (v) tools to monitor the performance of loans made by Licensee, and the value of the collateral accepted by Licensee to secure loans, and to facilitate foreclosure of loans in default; (vi) invocation of communication capabilities for email, text, carrier (“push”) notifications and telephonic voice notification for users of the webpage and mobile application; (vii) processing of reports in support of the transaction which transpire on the webpage and mobile application and (viii) the software underlying each functionality in the Platform as of the Effective Date.

1.15. “Representative” means any employee, agent, affiliate, subcontractor, or independent contractor given the authority to act on behalf of a given Party.

1.16. “Source Code” means computer programs, instructions, and related material written in a human-readable source language in a form capable of serving as the input to a compiler or assembler program, and in a form capable of being modified, supported, and enhanced by programmers reasonably familiar with the source language. The term “Source Code” includes reasonable programmer notes to the extent that the same is available.

1.17. “Statement of Work” means a statement of work specifying the Out-of-Scope Services to be provided, that is signed by both Parties, and that references this Agreement.

1.18. “Third Party Materials” has the meaning set forth in Section 5.2 (Third Party Materials).

2. Grant of Rights.

2.1. Grant of Rights to Licensee During the Term.

2.1.1. Exclusive Grant of Rights in Platform. Subject to the terms and conditions of this Agreement, including Section 2.1.3 (Limitation on Exclusivity), Licensor, under its Intellectual Property Rights, hereby grants to Licensee during the Term, an exclusive, transferrable (subject to Section 20.11 (Assignment; Successors)), sublicensable (subject to Section 2.1.4 (Limitation on Sublicenses)), world-wide, perpetual, license to access and use the Platform in its form as of the Effective Date for Licensee’s business purposes.

2.1.2. Non-Exclusive Grant of Rights in Documentation. Subject to the terms and conditions of this Agreement, Licensor, under its Intellectual Property Rights, hereby grants to Licensee during the Term, a non-exclusive, transferrable, sublicensable, royalty-free license to copy, access, and use the Documentation as necessary for Licensee to exercise its rights pursuant to this Section 2.1 (Grant of Rights to Licensee during the Term).

2.1.3. Limitation on Exclusivity. Licensee acknowledges and agrees that: (i) the exclusivity of its rights set out in Section 2.1.1 (Limited Exclusive Grant of Rights in Platform) is limited to the use of the Platform in connection with the operation of a digital currency loan business and such other businesses and services as might be offered from time to time by a “full service” online financial services company such as Coinbase Global, Inc. and shall not be interpreted as limiting or otherwise preventing Licensor from maintaining the Platform and using or granting others the right to use portions of the software for applications not competitive with the businesses conducted or to be conducted on the Platform by Licensee or its affiliates from time to time; (ii) Licensor may continually update and modify the Platform with Licensor Improvements, including Licensor Improvements that have direct applications, and nothing herein shall be interpreted as preventing, or otherwise limiting, Licensor’s right to continue to make Licensor Improvements; and (iii) the exclusivity of its rights set out in Section 2.1.1 (Limited Exclusive Grant of Rights in Platform) shall terminate if the Agreement is terminated for cause pursuant to Section 15.2 (Termination for Cause). For the avoidance of doubt, the limitation on the use of the Platform to compete with Licensee applies to such activities as may be conducted by Licensor.

2.1.4. Limitation on Licenses and Sublicenses. (a)If Licensor intends to grant any Third Party the right to use any portion of the Platform, it shall provide notice of such intent to Licensee stating the purposes for which the Platform is to be used by the Third Party. Licensor shall not grant such right if Licensee shall not consent thereto. Licensee shall have the right to object to any proposed grant if the intended use by the Third Party conflicts or competes with any business Licensee conducts or intends to conduct within two years of the date of the intended grant of rights.

(b) If Licensee wishes to sublicense the Platform or Documentation, Licensee shall not be required to obtain Licensor’s consent. Licensee shall provide a written notice to Licensor regarding the sublicensing opportunity and shall cause the sublicensing to be memorialized in a written agreement between Licensee and the applicable sublicensee (each, a “Sublicense Agreement”). Each Sublicense Agreement shall include grants of rights to the applicable sublicensee that are consistent with the grants of rights to Licensee set forth in this Agreement, and shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement, including, but not limited to, its confidentiality and use restrictions.

2.2. Delivery of Materials.

2.2.1. Delivery of Material. No later than ten (10) days after the date hereof Licensor shall deliver to Licensee a copy of all Deliverables, including, without limitation. the object code and Source Code underlying the Platform and all related functionalities.

Licensee shall have during the Term an unlimited, perpetual, world-wide, transferrable license to install, copy, modify, display, distribute, perform, access, execute, and use the Deliverables in order to update, maintain, and otherwise use the Platform.

2.2.2. Right to Make Licensee Improvements. Licensee shall have the right to make and exploit Licensee Improvements to the Platform including Improvements to be designed and constructed by Licensor upon such terms and conditions as may be agreed upon by the Parties.

2.3. Grant of Rights to Licensor.

2.3.1. Grant of Rights in Licensee Data. Subject to the terms and conditions of this Agreement, Licensee, under its Intellectual Property Rights, hereby grants to Licensor during the Term a limited, non-exclusive, non-transferable, sublicensable license to access, copy, and modify Licensee Data, but solely for the purpose of Licensor fulfilling its obligations to Licensee under this Agreement.

3. Ownership.

3.1. Licensor Ownership. The Platform, Documentation, and others materials underlying the Platform as of the Effective Date are licensed, and not sold, to Licensee, subject to the terms and conditions of this Agreement, including Sections 3.2, 3.3, 3.4 and 3.5.

3.2. Licensee Ownership of Licensee Data and Licensee Improvements. The Licensee Data and Licensee Improvements are licensed, and not sold, to Licensor. Licensor agrees that, as between the Parties and subject to the terms and conditions of this Agreement, Licensee is the sole and exclusive owner of all of the right, title, and interest in and to the Licensee Data and Licensee Improvements, and in and to all associated Intellectual Property Rights.

3.3 Background Intellectual Property and Reserved Rights. Each Party retains ownership of all right, title and interest in and to such Party’s pre-existing intellectual property that it possesses prior to the Effective Date of this Agreement.

For purposes of clarity, Licensee or its contractors and affiliates shall retain all right, title, and interest in the set of Licensee rules, requirements, data, inputs, operations know-how and vocabulary to be followed or used in developing or providing Platform services and/or Deliverables using the Licensor Software (the “Licensee Knowledge Base”), Licensee data and any other information that Licensee may store in or otherwise manage and/or process through or in connection with the Licensor Improvements, services or Platform (“Background Intellectual Property”). Licensor hereby acknowledges and agrees that except as set forth herein (a) it has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Background Intellectual Property, and (b) it has no right or license to use Licensee’s trademarks, service marks, trade names, trade names, logos, symbols or brand names; provided that Licensor may use Licensee data derived from Licensee’s and its end user’ use of the Platform and software associated with Licensor Improvements (i) as necessary for Licensor to perform its obligations under this Agreement, (ii) as part of its business operations, to use aggregate statistics about the Platform and services for internal business purposes in a manner that prevents individual identification of Licensee data; and, (iii) to the extent necessary to operate, manage, maintain and enhance the Platform and services. Licensee hereby grants to Licensor a royalty-free, non-exclusive, non-sublicensable license during the Term of the Agreement to use, copy, reproduce, display, and transmit the Background Intellectual Property solely as required to provide the services and Deliverables under this Agreement.

3.4 Foreground Intellectual Property. Licensee has and will retain all right, title, and interest in and to Licensor Improvements (“Foreground Intellectual Property”) that are developed by Licensor or its contractors in the course of providing the services to Licensee. Such Foreground Intellectual Property shall be deemed a “work for hire”. Licensor acknowledges that Licensee shall have the right to use Foreground Intellectual Property in connection with providing services to third parties. Licensee hereby grants to Licensor a worldwide, nonexclusive, royalty-free, nontransferable license to use the Foreground Intellectual Property for all purposes associated with the providing services to the Platforms and Deliverables to be provided to Licensee hereunder.

3.5 Ownership of Deliverables. Licensee shall be the sole and exclusive owner of all Deliverables, including work product uniquely applicable to Licensee or reliant upon or derived from the Licensee Knowledge Base or other information provided by Licensee. Licensee shall have the right to use Deliverables for any and all purposes. Deliverables are deemed proprietary information of Licensee. Licensor hereby irrevocably assigns to Licensee, without additional consideration, all right, title and interest throughout the world, in and to said Deliverables, including any patent rights. For purposes of the copyright laws of the United States, Deliverables will constitute works made for hire, except to the extent such Deliverables cannot by law be works made for hire. Subject to the terms of this Agreement, Licensor hereby acknowledges and agrees that (a) it has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverable(s).

4. Intentionally Omitted

5. Out-of-Scope Services.

5.1. Statement of Work. Licensee acknowledges and agrees that Licensor shall not have any duties or responsibilities in connection with the licensing of the Platform, other than those expressly set forth in this Agreement, and that no implied obligations, shall be read into this Agreement. If Licensee desires services other than those expressly set forth in this Agreement (“Out-of-Scope Services”), then it shall present a written request to Licensor outlining such work. The Parties shall then negotiate in good faith a written Statement of Work, and such Statement of Work shall include a detailed description of the Out-of-Scope Service to be provided, an estimated delivery schedule, and fees associated with the provision of Out-of-Scope Service. When both Parties have signed a Statement of Work, the Statement of Work shall be deemed incorporated into and made a part of this Agreement for all purposes. By way of clarification, and not limitation, Licensor shall use commercially reasonable effort to develop significant upgrades and/or new functions at the request at Licensee as Out-of-Scope Services.

5.2. Third Party Materials. Licensee acknowledges that the Platform may include materials owned by third parties (collectively, the “Third Party Materials”) and that the licenses granted to Licensee in Section 2 (Grant of Rights) do not include rights to any Third Party Materials which Licensor may not grant to Licensee. Licensor shall obtain, at Licensee’s expense as set forth in Section 9 (Consideration), rights, licenses, consents, and permissions necessary to use the Third Party Materials during the Term. Similarly, if any Out-of-Scope Service requires the use of Third Party Materials, then Licensor shall identify such Third Party Materials, and, upon written request, Licensor shall obtain, at Licensee’s expense, rights, licenses, consents, and permissions necessary to use such Third Party Materials during the Term.

6. Compliance with Laws; Use of Platform.

6.1. Obligation to Comply with Law. Licensee acknowledges and agrees that: (i) Licensee is solely responsible for determining what Licensee Data (including information pertaining to Licensee Customers) is submitted to the Platform, and Licensor’s use of such Licensee Data is at Licensee’s direction; and (ii) the Platform was not designed to ensure compliance with specific international, federal, state, or local laws, rules, regulations, or industry standards and requirements (collectively, the “Laws”) including, but not limited to, those Laws applicable to Licensee’s intended use of the Platform. Accordingly, Licensee further acknowledges and agrees that: (a) Licensee shall comply with all applicable Laws, including those relating to the Intellectual Property of others, in all activities involving the Platform and the licenses and rights granted to Licensee under this Agreement , all at Licensee’s sole cost and expense and without any reliance on Licensor or the Platform; (b) Licensor does not guarantee or otherwise represent that the Platform will comply with any Laws or meet any legal or industry requirements; and (c) as between the Parties, Licensee is solely responsible and liable for its use of the Platform, including complying with applicable Law in connection with such use by Licensee and any Licensee Customers. Licensee shall be solely responsible and liable for any and all claims brought against either Party relating to the use of the Platform by Licensee and Licensee Customers including, but not limited to, claims made by third parties that the Licensee Data (including information pertaining to Licensee Customers) was collected or used in a manner that violates Law.

6.2. Legal Compliance. Notwithstanding the foregoing, Licensor agrees to develop Improvements or make configurations, modifications, customizations, or other changes to the Platform to comply with Laws or to meet legal requirements pursuant to Licensee’s reasonable requests, and the provision of such changes shall not constitute an Out-of-Scope Service subject to a Statement of Work.

7. Enforcement Obligations.

7.1. Notice of Potential Infringement. In the event that either Party becomes aware that a product or service being made, used, sold, or imported by a third party infringes any Intellectual Property Rights embodied in the Platform, such Party shall promptly advise the other Party of all known facts and circumstances relating thereto.

7.2. Infringement Action by Licensee. Licensee shall have the first right to enforce, at Licensee’s sole cost, Intellectual Property Rights embodied in the Platform against infringement by third parties. Licensor shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at Licensee’s reasonable expense. Should Licensee elect to enforce an infringement action n at its sole cost, Licensee shall retain all proceeds resulting from such enforcement.

7.3. Infringement Action by Licensor. In the event that Licensee does not file suit against or commence settlement negotiations with a substantial infringer of an Intellectual Property Right embodied in the Platform within two (2) months after receipt of a written demand from Licensor that Licensee bring suit, Licensor shall have the right to enforce at its own cost any Intellectual Property Rights embodied in the Platform on behalf of itself and Licensee. Licensee shall reasonably cooperate with Licensor in such action, at Licensor’s reasonable expense.

8. Maintenance and Support. At the request of either Party, promptly after the date hereof the Parties shall enter into an agreement confirming which maintenance and support services for the Platform (collectively, the “Maintenance and Support Services”), if any, Licensor shall be obligated to provide to Licensee and the terms and conditions on which such shall be provided.

9. Consideration.

9.1. Fees.

9.1.1. License Fees. As consideration for the rights and licenses granted herein, no later than the fifteenth day after the end of each calendar year, Licensee shall pay Licensor an annual licensing fee of ten thousand ($10,000) dollars (the “Licensing Fee”). For purposes of this provision, the first calendar year shall be deemed to commence as of December 1, 2022, and end as of December 31, 2023.

9.1.2. Maintenance Fees. Are to be agreed upon as provided above.

9.1.3. Pass-Through Fees. Subject to Section 9.1.4 (Licensee Direct Payment of Pass- Through Fees), Licensee shall pay to Licensor all third-party fees incurred by Licensor and in effect as of the Effective Date in connection with its provision of the Platform pursuant to this Agreement, including fees for Third Party Materials, electricity, location services, and fees charged by Hosting Vendors (collectively, the “Pass-Through Fees”). Licensor shall obtain Licensee’s prior written approval, and such approval shall not be unreasonably withheld or delayed, before incurring Pass-Through Fees, all Pass-Through Fees shall be billed to Licensee at Licensor’s cost and without markup.

9.1.4. Licensee Direct Payment of Pass-Through Fees. Notwithstanding Section 9.1.3 (Pass-Through Fees), Licensor, in its sole discretion and upon reasonable notice, shall have the right to require Licensee to directly obtain any or all of the third-party services or products (including Third Party Materials) that are subject to such Pass-Through Fees from the applicable third parties, and Licensee shall become the party directly responsible for paying any such third party fees to the applicable third parties.

9.1.5. Out-of-Scope Services Fees. All fees for Out-of-Scope Services (collectively, the “Out-of-Scope Fees”) and related payment terms shall be paid pursuant to the terms set out in the applicable Statement of Work.

9.2. Payment Terms. The term “Fees” means, collectively: (i) Pass- Through Fees; and (ii) Out-of-Scope Fees. Fees shall be invoiced by Licensor and due within thirty (30) days of the invoice date. All Fees shall be paid without offset for any amount that may be required to be withheld under the regulations promulgated by any governmental taxing authority.

9.3. Taxes. Licensee shall be responsible for any and all taxes, assessments, or other charges of any kind that may be imposed on Licensor by any governmental taxing authority (other than any taxes based upon the income of Licensor).

10. Audit. (a) Licensor shall have the right, at its expense, to audit Licensee’s use of the Licensor Intellectual Property, the Platform, and/or any services incidental thereto, upon not less than seven (7) days’ prior notice to Licensee to confirm that the Platform is being used only for the purposes allowed by this Agreement. Any such audit shall be during Licensee’s normal business hours and shall not be made more frequently than two (2) times every twelve (12) months, provided that if any such audit reveals a breach of this Agreement, Licensor may conduct such audits on a quarterly basis until such audits confirm that the relevant breach has been cured, and Licensee shall be responsible for the costs of such audit(s).

(b) Licensee shall have the right, at its expense, to audit Licensor’s use and the use being made by any Third Party to which Licensor has granted rights, of the Licensor Intellectual Property, the Platform, and/or any services incidental thereto, upon not less than seven (7) days’ prior notice to Licensor to confirm that the Platform and such related materials are being used only for the purposes allowed by this Agreement. Any such audit shall be during Licensor’s normal business hours and shall not be made more frequently than two (2) times every twelve (12) months, provided that if any such audit reveals a breach of this Agreement, Licensee may conduct such audits on a quarterly basis until such audits confirm that the relevant breach has been cured, and Licensor shall be responsible for the costs of such audit(s).

11. Quality Control.

11.1. Monitoring. Licensee shall have the right to monitor Licensor’s maintenance of the Platform. Licensor shall not exploit the Platform or any Licensee Intellectual Property in any manner that may or does damage, reduce the value of or in any way harm the Platform or any Licensee Intellectual Property.

12. Representations and Warranties.

12.1. Licensor Representations and Warranties. Licensor represents and warrants to Licensee during the Term that, as of the Effective Date: (i) Licensor has the full right, power, and authority to enter into this Agreement, to undertake the transactions contemplated hereby and to grant the licenses granted herein; and (ii) to Licensor’s actual knowledge, the Platform does not contain any viruses, Trojan horses, worms or similar harmful code. The foregoing representations and warranties of Licensor shall expire twenty-four (24) months after the Effective Date. Except as expressly set forth herein, the Platform, Deliverables, and related Licensor Intellectual Property are provided on an as-is, where is, with all faults and without any warranty of any kind, express or implied, including any warranty of merchantability, interoperability, or fitness for any particular purpose, or non-infringement.

12.2. Licensee Representations and Warranties. Licensee represents and warrants to Licensor that as of the Effective Date: (i) Licensee has the full right, power, and authority to enter into this Agreement, to undertake the transactions contemplated hereby; (ii) the execution, delivery, and performance by the Licensee of this Agreement does not and will not violate any provision of nor accelerate any right or obligation under any contract or agreement to which Licensee is bound, nor will such execution, delivery, and performance violate any restriction of any kind, whether contractual or at law, affecting the Licensee; (iii) the Licensee Improvements shall not violate the Intellectual Property Rights of any third party; (iv) Licensee shall use the Platform, Deliverables, and related Intellectual Property in full compliance with all Law; and (v) Licensee has secured all rights and interests in and to Licensee Data in order to provide the same to Licensor as contemplated in this Agreement.

13. Disclaimer of Representations and Warranties.

13.1. Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK), ARE PROVIDED “AS IS.” TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR AND ITS REPRESENTATIVES DISCLAIM ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, TITLE, NON-INFRINGEMENT, AND/OR QUIET ENJOYMENT. EXCEPT AS EXPRESSLY AND SPECIFICALLY PROVIDED IN ANY ATTACHED SCHEDULE(S), NEITHER LICENSOR NOR ITS REPRESENTATIVES WARRANT THAT THE FUNCTIONS OR INFORMATION CONTAINED IN THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK) WILL MEET ANY REQUIREMENTS OR NEEDS LICENSEE MAY HAVE, OR THAT THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, DELIVERABLES, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK) WILL OPERATE ERROR FREE OR WITHOUT INTERRUPTION, OR THAT ANY DEFECTS OR ERRORS IN SAME WILL BE CORRECTED, OR ARE COMPATIBLE WITH ANY PARTICULAR NETWORK, COMPUTER SYSTEM OR SOFTWARE. LICENSOR AND ITS THIRD-PARTY LICENSORS MAKE NO GUARANTEE OF ACCESS OR OF ACCURACY OF THE CONTENT CONTAINED IN OR ACCESSED THROUGH THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, DELIVERABLES, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK). LICENSEE AND ITS REPRESENTATIVES SHALL NOT EXTEND WARRANTIES TO LICENSEE CUSTOMERS IN THE NAME OF LICENSOR OR IN ANY WAY BIND LICENSOR OR ITS THIRD-PARTY LICENSORS WITH RESPECT TO WARRANTIES.

14. Indemnification.

14.1. Indemnification by Licensor. Licensor shall defend, indemnify, and hold harmless the Licensee and the affiliates and Representatives of Licensee (each, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by a Licensee Indemnified Party as a result of, arising out of, or relating to, a claim that the Platform as licensed and delivered to Licensee by Licensor infringes or misappropriates the Intellectual Property of any third-party existing as of the Effective Date (each an “Infringement Claim”); provided, however that Licensor shall have no obligation to Licensee under this Agreement with respect to any Infringement Claim arising: (a) twenty four (24) months after the Effective Date; or (b) to the extent arising from: (i) Any Licensee Improvements or any modifications to the Platform made by, or on behalf of, Licensee or otherwise at Licensee’s request; (ii) Licensee’s breach of this Agreement; (iii) Licensee’s or its Representative or sublicensees’ use of the Platform or any Licensor Intellectual Property in any manner in violation of this Agreement or associated Documentation; and (iv) the combination of the Platform and Licensor Intellectual Property with any Licensee or third-party software or other Intellectual Property. If the Platform or any Licensor Intellectual Property becomes the subject of any Infringement Claim or injunction, Licensor may (at Licensee’s option), do one of the following to mitigate the Losses relating to the Infringement Claim: (1) procure for the Licensee (at Licensor’s expense) the right to continue using the impacted portions of the Platform or Licensor Intellectual Property; (2) replace or modify the impacted portions of the Platform or Licensor Intellectual Property so that it becomes non-infringing without substantially compromising functions, features, or performance of the Platform or the Licensor Intellectual Property; or (3) if Licensor is unable at commercially reasonable effort or expense to make such modifications, then Licensee shall be entitled to terminate this Agreement without further liability to Licensor or elect to continue this Agreement and without the benefit of indemnification as a result of such breach. This Section 14.1 (Indemnification by Licensor) is Licensee’s sole and exclusive remedy for any claim that the Platform or any Licensor Intellectual Property infringes or misappropriates the Intellectual Property of any third party.

14.2. Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless the Licensor and any affiliates and Representatives of Licensor (each, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by a Licensor Indemnified Party as a result of, arising out of, or relating to: (i) allegations that any Licensee Improvement infringes or misappropriates the Intellectual Property of any third party; (ii) Licensee’s or its Representatives’ use of the Licensor Intellectual Property, the Platform, and related materials in a manner not expressly permitted by the Documentation; (iii) Licensee’s combination of the Platform, Licensor Intellectual Property, or related materials with any Licensee or third-party software or other Intellectual Property; (iv) any breach, failure, misrepresentation, or omission of any representation, warranty, covenant, or condition contained in this Agreement; (v) the willful, negligent or reckless misconduct or negligent acts and/or omissions of Licensee; (vi) Licensee’s or its Representatives’ noncompliance with Laws, including Laws relating to data privacy and security; (vii) the acts and omissions of any Licensee Representative; and (viii) Licensor’s possession and/or use of Licensee Data as contemplated herein.

14.3. Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, action, demand or lawsuit for which the indemnified Party intends to claim indemnification hereunder (provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations hereunder, except to the extent that the indemnifying Party is prejudiced by such delay). The indemnifying Party has the right to take control of the defense of all actions that are indemnified against hereunder; provided, however, the indemnifying Party shall not have the right to settle or compromise any claim involving the admission of liability, injunctive relief, or which could set a precedent that may be reasonably considered to have a negative effect on the indemnified Party’s business, without the written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.

15. Term; Termination.

15.1. Term. The term of this Agreement shall commence as of the Effective Date and continue in perpetuity unless terminated as provided in this Section 15 (Term; Termination) (the “Term”).

15.2. Termination for Cause. (a) If Licensee breaches its obligations under this Agreement, Licensor shall advise Licensee of the breach in writing. Licensee shall have fifteen (15) days from receipt of written notice to cure the breach to Licensor’s satisfaction or to commence and thereafter diligently prosecute to completion such cure. In the event that such breach is not cured to Licensor’s satisfaction within fifteen (15) days of written notice thereof or Licensee has not commenced and thereafter seeks to diligently prosecute to completion such cure, Licensee shall pay to Licensor the amount of Losses incurred by Licensor as a result of such breach. The Parties agree that Licensor shall only have the right to terminate this Agreement in the event of a monetary breach not cured within ninety days from receipt of written notice or for which adequate assurance of payment is not made within ninety days from receipt of written notice.

(b) If Licensor breaches its obligations under this Agreement, Licensee shall advise Licensor of the breach in writing. Licensor shall have fifteen (15) days from receipt of written notice to cure the breach to Licensee’s satisfaction or to commence and thereafter diligently prosecute to completion such cure. In the event that such breach is not cured to Licensee’s satisfaction within fifteen (15) days of written notice thereof or Licensor has not commenced and thereafter seeks to diligently prosecute to completion such cure, Licensor shall pay to Licensee the amount of Losses incurred by Licensee as a result of such breach.

15.3. Effect of Termination. If this Agreement terminates for Cause, Licensor will: (i) immediately cease any and all uses of the Licensee’s Confidential Information (including Licensee Data); (ii) promptly and permanently delete any and all of Licensee ‘s Confidential Information from its computer storage or any other media, including, but not limited to, online and off- line libraries; and (iii) promptly return to Licensee or, at Licensee ‘s option, destroy, all copies of the Licensee ‘s Confidential Information then in its possession and certify in writing to Licensee both the deletion, and if applicable, the destruction of all such Confidential Information. Without limiting the foregoing, upon termination of any schedule (including upon termination of this Agreement in its entirety), the provisions of such schedule regarding the effect of such schedule ‘s termination (if any) shall also apply.

15.4. Survival. In addition to any other right or obligation that by its nature is intended to survive any termination or expiration, the following Sections shall survive any termination or expiration of this Agreement: (i) Section 3 (Ownership); (ii) Section 14 (Indemnification); (iii) Section 16 (Limitation on Liability); (iv) Section 17 (Confidential Information); and (v) Section 20 (Miscellaneous).

16. Limitation on Liability.

16.1. DISCLAIMER OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.2. DAMAGE CAP. IN NO EVENT SHALL THE LIABILITY OF LICENSOR TO THE LICENSEE, IN THE AGGREGATE, IN LAW OR IN EQUITY, EXCEED ANY AMOUNTS RECOVERABLE BY LICENSOR UNDER LICENSOR’S APPLICABLE INSURANCE POLICIES, IF ANY, IT BEING THE EXPRESS INTENTION OF THE PARTIES FOR SUCH DAMAGES TO BE THE SOLE AND EXCLUSIVE MONETARY REMEDY FOR A BREACH OF THIS AGREEMENT. IN THE EVENT THAT NO AMOUNTS ARE RECOVERABLE BY LICENSOR OR LICENSOR’S INSURANCE POLICIES DO NOT COVER THE LIABILITY AT ISSUE, THEN THE TOTAL LIABILITY OF LICENSOR TO THE LICENSEE, IN THE AGGREGATE, IN LAW OR IN EQUITY, SHALL NOT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000).

17. Confidential Information. This section governs the protections for Confidential Information that one Party (the “Disclosing Party”) provides to the other (the “Receiving Party”) under this Agreement.

17.1. Scope. Subject to Section 17.2 (Exceptions), the term “Confidential Information” means information the Disclosing Party provides to, or that the Receiving Party accesses from the Disclosing Party that meets one of the following two criteria: the information either (i) is identified by a “CONFIDENTIAL” legend or similar legend of the Disclosing Party, or (ii) is obtained under circumstances such that the Receiving Party knew or reasonably should have known that the information should be treated as confidential to the Disclosing Party. Subject to Section 17.2 (Exceptions), “Confidential Information” includes inventions, specifications, drawings, models, samples, reports, plans, financial information, work-in-progress, forecasts, computer programs or documentation, and all other technical, financial, intellectual or business information or data.

17.2. Exceptions. The Parties’ obligations of confidentiality and non-use shall not apply where the Receiving Party shows that the information (that would otherwise qualify as Confidential Information): (i) is or after the Effective Date becomes publicly available or part of the public domain through no wrongful act, fault, or negligence on the part of the Receiving Party; (ii) was in the possession of the Receiving Party at the time of the Receiving Party’s receipt of the Confidential Information, and was not otherwise subject to an existing agreement of confidentiality; (iii) is received from a third party without restriction and without breach of any obligation of confidentiality to the Disclosing Party; or (iv) was independently developed by the Receiving Party without reliance on the Disclosing Party’s Confidential Information.

17.3. Confidentiality. The Receiving Party shall not access, use, or disclose any of the Disclosing Party’s Confidential Information except as expressly permitted under this Agreement. The Receiving Party shall protect the Disclosing Party’s Confidential Information with the same level of care it uses for its own Confidential Information of like nature; provided, however, that the Receiving Party shall at a minimum use reasonable care to protect the Disclosing Party’s Confidential Information. A Receiving Party shall be entitled to disclose the Disclosing Party’s Confidential Information to its employees and the employees of its affiliates (collectively, “Authorized Individuals”); provided that each such Authorized Individual (i) has a need to know the Confidential Information for the purposes of this Agreement, and (ii) has been apprised of and agrees to the confidentiality and use obligations set out in this Agreement. Each Party shall be responsible for any breach of confidentiality by its employees and (where applicable) its service providers.

17.4. Compelled Disclosure. Nothing herein shall prevent a Receiving Party from disclosing any Confidential Information as necessary pursuant to any court order, lawful requirement of a governmental agency, or when disclosure is required by operation of law (including disclosures pursuant to any applicable securities laws and regulations); provided, however, that prior to any such disclosure, the Receiving Party shall use reasonable efforts to (a) promptly notify the Disclosing Party in writing of such requirement to disclose and (b) reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in protecting against or minimizing such disclosure.

18. Network Load Levels. To the extent that Licensor is providing Hosting Services to Licensee, Licensor shall use good faith efforts to ensure that the Platform supports a load level up to 200 transactions per section, which is equivalent to 525,600,000 transactions per month. If during the Term, Licensee should reach the load capacity level of the Platform, then Licensor and Licensee shall discuss in good faith to implement a Statement of Work pursuant to Section 5.1 (Statement of Work) to expand the capacity of the applicable Platform, and such expansion shall constitute an Out-of-Scope Service.

19. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, their affiliates and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

20. Miscellaneous.

20.1. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, and signed on behalf of each Party.

20.2. Notices. All notices, requests, claims, demands, and other communications under this

Agreement, unless provided to the contrary herein, shall be sent to:

If to Licensor:	If to Licensee:
YUANYUAN HUANG Managing Partner Exworth Management LLC 51 JFK PKW Suite 135, Short Hills, NJ 07078	YUANYUAN HUANG Secretary, Exworth Union Inc 51 JFK PKW Suite 135, Short Hills, NJ 07078

20.3. Waiver. The failure or delay of either Party in exercising any right or remedy hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

20.4. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Any headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

20.5. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof.

20.6. Responsibility for Representatives. Licensee agrees that it is solely responsible and liable for the actions of its Representatives, including any breach of Licensee’s obligations under this Agreement that are attributable to Licensee. By way of example, and not limitation, if Licensee engages a Representative to develop a Licensee Improvement using Deliverables and the Representative discloses Source Code for the Platform in violation of the confidentiality obligations set out in this Agreement, then Licensee shall be liable to Licensor for such breach as if the Licensee were the party that breached the applicable confidentiality obligation.

20.7. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

20.8. Submission to Jurisdiction. Each of the Parties irrevocably agrees that any action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in New York, NY (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of New York), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action relating thereto except in the aforementioned courts (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of New York), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, any action (a) that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

20.11. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Licensor without the prior written consent of the Licensee, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Licensor acknowledges that Licensee may assign this Agreement (or any of its rights or obligations hereunder) or any of its Intellectual Property Rights to a third-party or an affiliate of Licensee upon notice to Licensor. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

20.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20.13. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and or federal courts located in New York, NY (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of New York), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.15. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

20.16. No Presumption Against Drafting Party. Each of the Licensor and the Licensee acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

20.17. Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, terrorism, war, governmental action, earthquakes, or any other cause that is beyond the reasonable control of such Party.

20.18. Exclusive Remedies. Except as expressly stated herein, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy is cumulative and in addition to every other remedy available to a Party hereunder or otherwise existing at law, in equity, by statute, or otherwise. The election of any one or more remedies by either Party shall not constitute a waiver of the right to pursue any other available remedies.

20.19. Independent Contractors. The Parties are independent contractors, and no agency, partnership, joint venture, or employer-employee relationship is intended or created by this Agreement. Neither Party shall have the power to obligate or bind the other Party. Personnel supplied by Licensor shall work exclusively for Licensor and shall not, for any purpose, be considered Licensee employees or agents.

IN WITNESS WHEREOF, the Parties hereto have executed Platform License Agreement as of the Effective Date.

Licensor:

Exworth Management LLC

By:	/s/ Yuanyuan Huang
Yuanyuan Huang
An Authorized Officer

Licensee: Exworth Union Inc

By:	/s/ Yuanyuan Huang
Yuanyuan Huang
An Authorized Officer